EXHIBIT 99.1

Steiner Leisure Limited Announces First Quarter 2015 Financial Results

NASSAU, The Bahamas, April 29, 2015 (GLOBE NEWSWIRE) -- Steiner Leisure Limited (Nasdaq:STNR) today announced financial results for the first quarter ended March 31, 2015.

Steiner Leisure's revenues for the first quarter ended March 31, 2015 decreased 0.3% to $216.1 million from $216.7 million during the comparable quarter in 2014. Net income for the first quarter of 2015 was $8.1 million compared with $7.4 million for the same quarter in 2014.

Earnings per share for the first quarter ended March 31, 2015 was $0.62 per share, compared with $0.50 per share for the comparable quarter in 2014. The earnings per share data are presented on a diluted basis.

Steiner Leisure Limited is a worldwide provider and innovator in the fields of beauty, wellness and education. We are dedicated to maintaining the highest quality standards and continually evolving to include and anticipate new developments within our industry. We aim to maintain and expand our existing diverse portfolio of services, products and brands, as well as to seek out new opportunities to complement our business.

Our services include traditional and alternative massage, body and skin treatment options, fitness, acupuncture, herbal medicine, medi-spa treatments and laser hair removal. We are committed to providing our customers with a wide-ranging assortment of beauty products, including premium quality options developed by us under our own brands, as well as those purchased from third parties.

Our distribution channels include our shipboard and land-based spas and salons, destination spas, health clubs, department stores and third party retail outlets and distributors. We also sell our products on certain British Airways flights, on QVC, by catalog, and online through our websites, including www.timetospa.com and www.blissworld.com.

Our post-secondary schools offer programs in massage therapy and skin care, among others, and, along with our recruiting and training operations, prepare spa professionals for careers in the health and wellness industry, including within the Steiner family of companies.

Our cruise line operations are conducted in spas onboard 150 ships, including Azamara Club Cruises, Carnival Australia, Carnival Cruise Line, Costa Cruises, Crystal Cruises, Cunard Cruise Line, Holland America Line, Norwegian Cruise Line, P&O Cruises, Princess Cruises, Pullmantur Cruises, Royal Caribbean Cruises, Seabourn Cruise Lines, Silversea Cruises, and Windstar Cruises.

Our land-based spa operations are carried out under our Elemis®, Mandara®, Chavana®, Bliss® and Remède® brands and take place in 63 locations, including resort spas, urban hotel spas and day spas. In addition, a total of 26 resort and hotel spas are operated under our brands by third parties pursuant to license agreements with the company. Our land-based customers include Caesar's Entertainment, Hilton Hotels, Kerzner International, Loews Hotels, Marriott Hotels, Mauna Kea Beach Hotel, Planet Hollywood, St. Regis Hotels and Resorts, W Hotels and Resorts, Westin Hotels and Resorts and Wyndham Hotels and Resorts.

Our Ideal Image customized laser hair removal services are provided by highly trained, experienced practitioners through a nationwide network of 127 treatment centers (17 of which are operated by franchisees) across 31 states, as well as two locations in Canada.

We develop and sell a variety of high quality beauty products under our Elemis, La Thérapie™, Bliss, Remède, Laboratoire Remède® and Jou® brands.

Our schools operations consist of 12 post-secondary schools (comprised of a total of 32 campuses) located in Phoenix, Scottsdale, Tempe and Tucson, Arizona; Westminster and Aurora, Colorado; Groton, Newington and Westport, Connecticut; Miami, Orlando, Pompano Beach, Sarasota and Tampa/St. Pete, Florida; Chicago, Crystal Lake and Joliet, Illinois; Baltimore, Maryland; Boston, Massachusetts; Las Vegas, Nevada; Hoboken and Wall, New Jersey; King of Prussia and York, Pennsylvania; Arlington, Houston and Richardson, Texas; Salt Lake City and Lindon, Utah; Charlottesville, Virginia; and Federal Way and Seattle, Washington. Offering programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the industry, including our own operations.

As part of our employee recruitment operations for our shipboard spas, we provide education to our shipboard employees through our rigorous training programs, at our primary training facilities near London, England or one of our satellite training centers in South Africa and the Philippines. These employees are sourced primarily from the British Isles, Australia, South Africa, Southeast Asia, Canada, the Caribbean and continental Europe.

The Company will be holding a conference call at 11:00 am (ET) on Thursday, April 30, 2015. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020 for domestic and international calls approximately ten minutes before the scheduled time. The password is "Steiner". The call is available for replay from Thursday, April 30 (approximately 3 hours after the call takes place) through Thursday, May 7, 2015 at approximately 5:00 pm (ET). You may reach it by dialing (203) 369-1549 for both domestic and international calls. The passcode is "33146".

SELECTED FINANCIAL DATA
($ and shares in thousands, except per share data)
(Unaudited)

	First Quarter Ended
	March 31,
	2015	2014
Revenues:
Services	$ 151,805	$ 155,294
Products	64,299	61,442
Total revenues	216,104	216,736

Cost of Sales:
Cost of services	126,329	129,257
Cost of products	41,645	42,568
Total cost of sales	167,974	171,825
Gross profit	48,130	44,911

Operating Expenses:
Administrative	17,994	14,912
Salary and payroll taxes	19,946	20,438
Total operating expenses	37,940	35,350
Income from operations	10,190	9,561

Other Income (Expense):
Interest expense	(771)	(756)
Other income	278	143
Total other income (expense)	(493)	(613)

Income before provision for income taxes	9,697	8,948

Provision for income taxes	1,585	1,587

Net income	$ 8,112	$ 7,361

Income per share:
Basic	$ 0.62	$ 0.50
Diluted	$ 0.62	$ 0.50

Weighted average shares outstanding:
Basic	13,001	14,681
Diluted	13,088	14,768

STATISTICS

	First Quarter Ended
	March 31
	2015	2014

Average number of ships served[1]:	146	154
Spa	109	116
Non-Spa	37	38

Average total number of staff on ships served:	2,589	2,766
Spa	2,239	2,410
Non-Spa	350	356

Revenue per staff per day[2]:	$ 414	$ 408
Spa	$ 439	$ 427
Non-Spa	$ 257	$ 277

Average weekly revenues:	$ 51,549	$ 51,398
Spa	$ 63,313	$ 62,266
Non-Spa	$ 16,999	$ 18,212

Average number of land-based spas operated[3]	64	66

Average weekly land-based spas revenues	$ 27,226	$ 29,051

Total schools revenues	$ 20,135,000	$ 19,664,000

Total wholesale and retail product revenues	$ 35,948,000	$ 31,984,000

Average number of Ideal Image locations[3,4]	110	109

Average weekly Ideal Image revenues[4]	$ 29,045	$ 27,696

Ideal Image revenues	$ 41,078,000	$ 38,814,000

Ideal Image cash revenues[5]	$ 48,784,000	$ 35,974,000

[1] Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the year varied.
[2] Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.
[3] Average number of land-based spas and Ideal Image locations operated reflects the fact that during the period spas and centers were opened or closed and, accordingly, the number of spas and centers served during the period varied.
[4] Excludes 17 centers which are operated by franchisees.
[5] "Cash revenues" are non-generally accepted accounting principles ("non-GAAP") as defined by the Securities and Exchange Commission. Management believes that the presentation of cash revenues serves to enhance the understanding of Ideal Image's performance. This non-GAAP measure should be considered in addition to and not as a substitute for, or superior to, measures of financial performance prepared in accordance with generally accepted accounting principles ("GAAP"). See below for a reconciliation of GAAP results to the non-GAAP measures.

Reconciliation of Non-GAAP Measures
($ in thousands)

	First Quarter Ended
	March 31,
	2015	2014

Ideal Image revenues	$ 41,078	$ 38,814
Accrual to cash adjustments	7,706	(2,840)
Ideal Image cash revenues	$ 48,784	$ 35,974

CONTACT: Leonard I. Fluxman, President and Chief Executive Officer
         (305) 358-9002, ext. 1215